Further Information Contact: Andra K. Black, Co-President Craig A. Wood, Co-President StateFed Financial Corporation 13523 University Avenue Clive, Iowa 50325 Phone: (515) 223-8484	For Immediate Release May 3, 2001

STATEFED FINANCIAL CORPORATION
ANNOUNCES 3RD QUARTER EARNINGS

       Des Moines, Iowa (NASDAQ: "SFFC") -- StateFed Financial Corporation, the parent company for State Federal Savings and Loan Association of Des Moines, today announced financial results for the quarter ended March 31, 2001.

        For the three month period ended March 31, 2001, the company reported net income of $95,732 as compared to $307,854 for the same period in 2000, a decrease of $212,122. The decrease in net earnings was primarily due to an increase in non-interest expense (which primarily was due to a one-time expense associated with the retirement of the Company's Chairman of the Board, recently announced, and to a lesser extent with the opening of a new branch office) and a small decrease in non-interest income, which was partially offset by an increase in net interest income and a decrease in income tax expense. For the three months ended March 31, 2001, net interest income after provisions for loan losses totaled $791,000 compared to $768,000 for the three month period ended March 31, 2000, an increase of 3 percent.

        For the nine month period ended March 31, 2001, the company reported net income of $596,188 as compared to $808,471 for the same period in 2000, a decrease of $212,283. The decrease in net earnings was primarily due to an increase in non-interest expense (which primarily was due to a one-time expense associated with the retirement of the Company's Chairman of the Board, expenses incurred as a result of an unsuccessful proxy fight launched by the Krause Gentle Corporation during last year's annual meeting, and to a lesser extent with the opening of a new branch office) and a decrease in non-interest income, which was partially offset by an increase in net interest income and a decrease in income tax expense. For the nine months ended March 31, 2001, net interest income after provision for loan losses totaled $2.5 million compared to $2.2 million for the nine month period ended March 31, 2000, an increase of 12 percent.

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        "We are glad to have these one-time expenses behind us so that we can continue to move the Company forward," stated Craig Wood, Co-President. "We are particularly pleased that our net interest rate margin, which represents our core earnings, continues to increase," added Andra Black, Co-President.

        Basic and diluted earnings per share for the nine months ended March 31, 2001 were $0.40 cents per share, compared to $0.55 and $0.54, respectively, for the nine months ended March 31, 2000. As of March 31, 2001 there were 1,504,100 shares outstanding. The Corporation's stock is traded on the NASDAQ Small-Cap Market under the symbol "SFFC".

        When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect the Bank's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

        The Company does not undertake, and specifically disclaims, any obligations to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements.

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STATEFED FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
March 31, 2001 and June 30, 2000

ASSETS	(Unaudited)
	March 31, 2001	June 30, 2000
Cash and amounts due from depository institutions	$ 5,033,782	$ 2,477,494
Investments in certificates of deposit	$ 396,355	$ 495,692
Investment securities held-for-sale	$ 1,956,709	$ 2,231,274
Loans receivable, net	$ 91,919,477	$ 86,572,585
Real estate held for investment, net	$ 2,124,714	$ 2,175,785
Property acquired in settlement of loans	$ 1,320,523	$ 1,337,847
Office property and equipment, net	$ 3,821,412	$ 2,965,659
Federal Home Loan Bank stock, at cost	$ 1,762,200	$ 1,464,600
Accrued interest receivable	$ 694,203	$ 573,293
Other assets	$ 471,473	$ 390,550
TOTAL ASSETS	$109,500,848	$100,684,779

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits	$ 56,607,041	$ 53,648,118
Advances from Federal Home Loan Bank	$ 35,210,383	$ 29,283,906
Advances from borrowers for taxes and insurance	$ ---	$ 353,743
Accrued interest payable	$ 86,637	$ 140,243
Dividends payable	$ 150,410	$ 113,220
Income taxes:current and deferred	$ 198,978	$ 296,992
Other liabilities	$ 325,131	$ 198,689

TOTAL LIABILITIES	$ 92,578,580	$ 84,034,911

Stockholders' equity:
Common stock	$ 17,810	$ 17,810
Additional paid-in capital	$ 8,510,231	$ 8,546,501
Unearned compensation - restricted stock awards	$ (159,001)	$ (205,761)
Unrealized gain (loss) on investments	$ 65,131	$ 124,579)
Treasury stock	$ (2,433,317)	$ (2,362,921)
Retained earnings - substantially restricted	$ 10,921,414	$ 10,778,818

TOTAL STOCKHOLDERS' EQUITY	$ 16,922,268	$ 16,649,868

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 109,500,848	$ 100,684,779

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STATEFED FINANCIAL CORPORATION
Selected Consolidated Financial Data
Unaudited

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2001	2000	2001	2000

OPERATIONS DATA

Total interest income	$ 2,096,808	$ 1,751,608	$ 6,225,806	$ 5,144,692

Total interest expense	$ 1,291,084	$ 974,939	$ 3,698,917	$ 2,893,286

Net interest income	$ 805,724	$ 776,669	$ 2,526,889	$ 2,251,406

Provision for loan losses	$ 15,000	$ 9,000	$ 33,000	$ 27,000

Net interest income after
provision for loan losses	$ 790,724	$ 767,669	$ 2,493,889	$ 2,224,406

Non-interest income:
Real estate operations	$ 129,039	$ 127,418	$ 391,169	$ 391,829

Other non-interest income	$ 26,658	$ 62,344	$ 4,116	$ 121,925

Total non-interest income	$ 155,697	$ 189,762	$ 395,285	$ 513,754

Total non-interest expense	$ 802,449	$ 495,337	$ 1,993,220	$ 1,524,069

Income before income taxes	$ 143,972	$ 462,094	$ 895,954	$ 1,214,091

Income tax expense	$ 48,240	$ 154,240	$ 299,766	$ 405,620

Net Income	$ 95,732	$ 307,854	$ 596,188	$ 808,471

Basic earnings per share	$0.06	$0.21	$0.40	$0.55

Diluted earnings per share	$0.06	$0.21	$0.40	$0.54

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